Exhibit (C)(4)
Preliminary Draft – Confidential Project Achieve Discussion Materials February 27, 2023

Preliminary Draft – Confidential Project Achieve 104% 64% 48% 41% 31% 25% 23% 21% 104% 60% 41% 35% 25% 19% 17% 17% 79% 49% 40% 36% 28% 23% 21% 20% % Growth $314 $514 $758 $1,069 $1,403 $1,758 $2,158 $2,612 $314 $503 $712 $960 $1,203 $1,438 $1,687 $1,966 $- $500 $1,000 $1,500 $2,000 $2,500 $3,000 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E Management Projections vs. Illustrative Sensitivity Scenario – Isaac Source: Arco projections per Arco management; illustrative sensitivity scenario requested by Special Committee reflects illustrative adjustments to Arco projections per Arco management as of February 23, 2023 Note: Management projections throughout this presentation refer to data previously presented to the Special Committee on February 22, 2023 1. Illustrative 2. Based on projected 2022E revenue as of October 2022 3. Adj. EBITDA throughout this presentation (including for Arco and for Isaac, as the case may be) is EBITDA adjusted for stock-based compensation, one-time M&A expenses and other non-recurring expenses. October 2022 Adj. EBITDA includes projected cost synergies as of October 2022 4. Oct. 2022 projections are for illustrative comparisons only and are not serving as the basis for Evercore’s fairness and valuation analysis (R$ in millions, "$" symbol indicates R$ throughout) Revenue Management Projections Illustrative Sensitivity Scenario 1 Oct. 2022 Projections4 ◼ Illustrative Isaac sensitivity scenario illustrates the impact of a slower growth rate in the number of schools (total number of schools approximately 30%1 lower by the end of the projection period) and some margin reduction vs. the management case 2 (12%) 11% 23% 28% 32% 35% 37% 39% (12%) 7% 19% 27% 32% 35% 37% 38% (6%) 10% 23% 31% 34% 35% 36% 37% % Margin ($38) $55 $174 $299 $449 $615 $798 $1,019 ($38) $34 $137 $255 $387 $500 $619 $751 ($200) $- $200 $400 $600 $800 $1,000 $1,200 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E Adj. EBITDA3

Preliminary Draft – Confidential

Management Projections vs. Illustrative Sensitivity Scenario – Isaac Detail

(R$ in millions, "$" symbol indicates R$ throughout)

	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E
Revenue								
Management Projections	**$314**	**$514**	**$758**	**$1,069**	**$1,403**	**$1,758**	**$2,158**	**$2,612**
% Growth	*104%*	*64%*	*48%*	*41%*	*31%*	*25%*	*23%*	*21%*
III. Sensitivity Scenario	**$314**	**$503**	**$712**	**$960**	**$1,203**	**$1,438**	**$1,687**	**$1,966**
% Growth	*104%*	*60%*	*41%*	*35%*	*25%*	*19%*	*17%*	*17%*
Oct. 2022 Projections	**$294**	**$439**	**$616**	**$838**	**$1,075**	**$1,326**	**$1,603**	**$1,921**
% Growth	*79%*[1]	*49%*	*40%*	*36%*	*28%*	*23%*	*21%*	*20%*
Adj. EBITDA								
Management Projections	**($38)**	**$55**	**$174**	**$299**	**$449**	**$615**	**$798**	**$1,019**
% Margin	*(12%)*	*11%*	*23%*	*28%*	*32%*	*35%*	*37%*	*39%*
III. Sensitivity Scenario	**($38)**	**$34**	**$137**	**$255**	**$387**	**$500**	**$619**	**$751**
% Margin	*(12%)*	*7%*	*19%*	*27%*	*32%*	*35%*	*37%*	*38%*
Oct. 2022 Projections[2]	**($18)**	**$43**	**$142**	**$258**	**$369**	**$470**	**$584**	**$719**
% Margin	*(6%)*	*10%*	*23%*	*31%*	*34%*	*35%*	*36%*	*37%*
Adj. EBITDA - CapEx								
Management Projections	**($70)**	**$22**	**$121**	**$235**	**$379**	**$545**	**$712**	**$914**
% Margin	*(22%)*	*4%*	*16%*	*22%*	*27%*	*31%*	*33%*	*35%*
III. Sensitivity Scenario	**($70)**	**$0**	**$88**	**$197**	**$327**	**$443**	**$552**	**$672**
% Margin	*(22%)*	*0%*	*12%*	*21%*	*27%*	*31%*	*33%*	*34%*
Oct. 2022 Projections[2]	**($55)**	**($0)**	**$93**	**$202**	**$304**	**$396**	**$500**	**$624**
% Margin	*(19%)*	*(0%)*	*15%*	*24%*	*28%*	*30%*	*31%*	*32%*

Source: Arco projections per Arco management; illustrative sensitivity scenario requested by Special Committee reflects illustrative adjustments to Arco projections per Arco management as of February 23, 2023
Note: Oct. 2022 projections are for illustrative comparisons only and are not serving as the basis for Evercore's fairness and valuation analysis
1. Based on projected 2022E revenue as of October 2022
2. Includes projected cost synergies as of October 2022

Evercore / Seneca Evercore
2
Project Achieve

Preliminary Draft – Confidential Project Achieve Management Projections vs. Illustrative Sensitivity Scenario – Arco Pro Forma for Isaac (R$ in millions, "$" symbol indicates R$ throughout) 3 Source: Arco projections per Arco management; illustrative sensitivity scenario requested by Special Committee reflects illustrative adjustments to Arco projections per Arco management as of February 23, 2023 Note: Oct. 2022 projections are for illustrative comparisons only and are not serving as the basis for Evercore’s fairness and valuation analysis Note: Oct. 2022 projections illustratively combine Management’s standalone projections for Arco with its financial projections for Isaac including cost synergies 1. Based on projected 2022E revenue as of October 2022 2. Includes projected cost synergies as of October 2022 2 2 1 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E Revenue Management Projections $2,436 $3,009 $3,658 $4,419 $5,249 $6,084 $6,997 $8,034 $9,016 $9,914 $10,698 % Growth 26% 24% 22% 21% 19% 16% 15% 15% 12% 10% 8% Check Ill. Sensitivity Scenario $2,436 $2,999 $3,612 $4,310 $5,050 $5,763 $6,526 $7,388 $8,202 $8,972 $9,661 % Growth 26% 23% 20% 19% 17% 14% 13% 13% 11% 9% 8% Oct. 2022 Projections $2,286 $2,809 $3,366 $3,973 $4,586 $5,188 $5,816 $6,478 $7,136 $7,765 $8,337 % Growth 28% 23% 20% 18% 15% 13% 12% 11% 10% 9% 7% Adj. EBITDA Management Projections $736 $971 $1,245 $1,542 $1,884 $2,237 $2,613 $3,052 $3,426 $3,767 $4,065 % Margin 30% 32% 34% 35% 36% 37% 37% 38% 38% 38% 38% Ill. Sensitivity Scenario $736 $950 $1,208 $1,498 $1,821 $2,122 $2,433 $2,784 $3,117 $3,409 $3,671 % Margin 30% 32% 33% 35% 36% 37% 37% 38% 38% 38% 38% Oct. 2022 Projections $690 $891 $1,133 $1,396 $1,654 $1,894 $2,148 $2,424 $2,724 $2,934 $3,166 % Margin 30% 32% 34% 35% 36% 37% 37% 37% 38% 38% 38% Adj. EBITDA - CapEx Management Projections $513 $738 $982 $1,259 $1,563 $1,885 $2,211 $2,594 $2,912 $3,202 $3,455 % Margin 21% 25% 27% 29% 30% 31% 32% 32% 32% 32% 32% Ill. Sensitivity Scenario $513 $716 $949 $1,222 $1,510 $1,782 $2,050 $2,352 $2,649 $2,898 $3,120 % Margin 21% 24% 26% 28% 30% 31% 31% 32% 32% 32% 32% Oct. 2022 Projections $474 $658 $892 $1,121 $1,343 $1,550 $1,769 $2,010 $2,271 $2,443 $2,641 % Margin 21% 23% 26% 28% 29% 30% 30% 31% 32% 31% 32%

Preliminary Draft – Confidential Appendix

Preliminary Draft – Confidential Project Achieve Arco Pro Forma for Isaac – Mgmt. Projections and Illustrative Sensitivity Scenario vs. Equity Research Source: Arco projections per Arco management; illustrative sensitivity scenario requested by Special Committee reflects illustrative adjustments to Arco projections per Arco management as of February 23, 2023, J.P. Morgan 1. Reflects J.P. Morgan estimates (2023E and 2024E estimates as of 12/22/22; 2025E – 2030E estimates as of 10/18/22) (R$ in millions, "$" symbol indicates R$ throughout) WholeCo Revenue Mgmt. Projections 26% 24% 22% 21% 19% 16% 15% 15% Ill. Sensitivity Scenario 26% 23% 20% 19% 17% 14% 13% 13% Equity Research 34% 22% 16% 17% 17% 17% 13% 9% % Growth $2,436 $3,009 $3,658 $4,419 $5,249 $6,084 $6,997 $8,034 $2,436 $2,999 $3,612 $4,310 $5,050 $5,763 $6,526 $7,388 $2,369 $2,884 $3,347 $3,924 $4,589 $5,376 $6,071 $6,601 $1,500 $2,500 $3,500 $4,500 $5,500 $6,500 $7,500 $8,500 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 1 4

Preliminary Draft – Confidential Project Achieve These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for the Special Committee of Arco Platform Limited (the “Company”) to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the management of the Company and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Special Committee of the Company. These materials were compiled on a confidential basis for use by the Special Committee of the Company in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein. 2022 financials are unaudited and subject to change. Unless otherwise specified, all projections reflect Arco management estimates as of February 22, 2023.